Exhibit 99.2

August 25, 2016

MATSON SIGNS CONTRACT WITH NASSCO TO BUILD TWO NEW CON-RO SHIPS FOR HAWAII SERVICE

The following questions and answers provide supplementary information related to Matson’s news release issued on August 25, 2016:

1.            Why is Matson ordering the Kanaloa Class vessels?  What are the operational benefits?

Matson is investing in new vessels to continue the Company’s long-standing commitment to serve Hawaii with the largest, most reliable, efficient and environmentally friendly fleet.  The Company expects significant operational benefits upon the delivery of its two new Aloha Class containerships and its two new Kanaloa Class Con-Ro vessels, including:

•      Optimal Hawaii fleet size and vessel utilization: The larger vessel capacities of the Aloha Class and the Kanaloa Class are expected to allow the Company to return to an optimal nine-ship deployment in its Hawaii service, which represents two fewer vessels than the 11 ships currently deployed.

•      Improves fleet reliability: Upon delivery of the Aloha Class and the Kanaloa Class, the renewal of Matson’s Hawaii fleet will be complete and the Company expects to benefit from improved vessel reliability as the average age of the Hawaii fleet will have declined from 27 years old today to only 13 years old in 2020.

•      Modernizes capacity capabilities: The new Aloha Class and Kanaloa Class vessels have been designed to reflect the modern cargo requirements of Hawaii with additional 45-foot capacity and additional reefer outlets which are expected to allow Matson to better transport perishable goods to the islands.  These vessels have also been designed to carry construction materials more effectively and with a wider beam to provide enhanced stability and loadability while reducing ballast water requirements.

•      Improves weekly capacity balance: The Company expects to benefit from a more balanced weekly deployment with consistent roll-on, roll-off capacity which is expected to generate incremental rolling stock earnings.

•      Removes reliance on near end-of-life steamships: Upon delivery of the Kanaloa Class vessels, the Company expects to have three diesel-powered containerships as reserve vessels and, therefore, will no longer be reliant upon near end-of-life steamships that will no longer comply with environmental regulations in 2020 without substantial modifications.

2.            How did Matson select the shipyard for the Kanaloa Class vessels construction contract?

The Company was in discussions with a number of shipyards regarding the construction of these new Con-Ro vessels.  Matson selected NASSCO as the successful shipyard based on an assessment of their proposal as the most competitive after taking into account several factors including contract price, vessel delivery dates, compliance with bid specifications, and other factors.

3.            Why are the Kanaloa Class vessels more expensive than the Aloha Class vessels Matson ordered in November 2013?

The two Kanaloa Class Con-Ro vessels have an average contract price of $255.5 million per vessel compared to the two Aloha Class containerships ordered in November 2013 which had an average contact price of $209.0 million per vessel.  The higher contract price for the Kanaloa Class vessels is primarily driven by the inclusion of a 9,650 sq. meter roll-on/roll-off garage structure and self-contained stern ramp with capacity to load up to 800 automobiles and other wheeled cargo.  In addition, since November 2013 there are more stringent and costly environmental regulations that impact hull form and engine specification requirements, and lastly, there has been modest inflation in U.S. shipyard construction costs.

4.            What are the expected financial returns to Matson from this investment in the Kanaloa Class vessels?

When complete, these new Kanaloa Class Con-Ro vessels are expected to have among the lowest operating cost per TEU of any ship in the U.S. domestic trades. The cost efficiencies are expected to be driven by our ability to return to an optimal nine-ship Hawaii fleet deployment and by significantly lower operating costs in areas such as fuel consumption, maintenance and repair, and dry-docking costs.

In considering the completion of its Hawaii fleet renewal, the Company evaluated its investment in the Kanaloa Class on two alternative timelines: (i) building for delivery in 2020 or (ii) building five years later for delivery in 2025.  By investing in building the Kanaloa Class vessels for delivery by 2020, the Company expects to (i) avoid substantial capital spending on the modification of near end-of-life steamships and additional dry-docking requirements; (ii) benefit from operating one fewer vessel for the five year period; (iii) benefit from the significantly lower operating costs of the Kanaloa Class vessels; and (iv) generate incremental rolling stock earnings starting in 2020.  The Company believes the 2020 delivery alternative to be financially superior as it is expected to result in: (i) a net present value benefit of approximately $50 million compared to building five years later; and (ii) modest increases to total annual return on invested capital and accretion to earnings per share in the first full year and the subsequent years following delivery of the Kanaloa Class vessels.

5.            Are the Kanaloa Class vessels being purchased for replacement purposes or expansion into new markets?

The two new Kanaloa Class Con-Ro vessels will have a loaded container capacity of 2,750 TEUs plus the capacity to load up to 800 automobiles and other wheeled cargo.  The Kanaloa Class vessels are expected to replace three diesel-powered ships that are currently deployed in Matson’s Hawaii service.  Upon replacement, the Company expects those three diesel-powered ships would move to reserve status, allowing Matson to retire its seven steamship vessels that will no longer comply with environmental regulations in 2020 without substantial modifications.

6.            How will the construction of the new Aloha Class containerships and the new Kanaloa Class Con-Ro vessels affect Matson’s fleet deployment in the Hawaii trade?

Table 1.

MATSON’S HAWAII FLEET	Today August 2016	2019 (Post delivery of Aloha Class)	2020 (Post delivery of Kanaloa Class)

# of Diesel Powered Vessels	8	8	5
# of Dual-fuel Capable Vessels	0	2	4
# of Steamships	3	0	0

# of Vessels Deployed	11	10	9

Total Capacity (TEU) Deployed	24,600	26,200	24,900

Average Age of Active Fleet (years)	27	20	13

Reserve Vessels	4 near end-of-life steamships	7 near end-of-life steamships	3 diesel powered vessels

Today, Matson has 11-ships actively deployed in its Hawaii service including three steamships.  In reserve, Matson currently has an additional four near end-of-life steamships.  In 2019, Matson’s fleet deployment is expected to shrink to 10-ships with the delivery of two new Aloha Class containerships that will replace the three active steamships currently deployed.  However, in 2019, Matson would still be relying on near end-of-life steamships as its reserve fleet which would require substantial modifications to maintain these ships after 2020.  Upon delivery of these Kanaloa Class vessels in 2020, Matson expects its Hawaii fleet deployment to return to an optimal nine-ship deployment when the two new Kanaloa Class Con-Ro vessels deliver and replace three diesel-powered ships in active duty.  Those three diesel-powered ships would then move to reserve status, allowing Matson to retire its seven steamship vessels that will no longer comply with environmental regulations in 2020 without substantial modifications.

7.            What will the average age of Matson’s Hawaii fleet be following the delivery of the Kanaloa class vessels?

As shown in Table 1, the average age of Matson’s deployed fleet in Hawaii is expected to decrease from 27 years old today to 13 years old in 2020 after the delivery of the second Kanaloa Class vessel.

8.            What will be the Company’s future expected vessel replacement needs after these ships are delivered?

Upon delivery of the Aloha Class vessels and the Kanaloa Class vessels, the renewal of Matson’s Hawaii fleet will be complete and the Company does not expect to need to order additional new vessels for the Hawaii tradelane until sometime after 2030.  The Company expects its next vessel replacement requirements to be for the Alaska service sometime after 2025 when the three diesel powered containerships in active service will be approaching 40 years old.

9.            What are Matson’s total new vessel construction progress payments through the delivery of the Kanaloa Class vessels?

The expected annual construction progress payments for both the Aloha Class vessels and the Kanaloa Class vessels are shown below in Table 2.

Table 2.

Estimated Progress Payment Schedule ($ in millions)	2H-16	2017	2018	2019	2020

Two Aloha Class Containerships	$55.0	$159.1	$154.1	$8.4

Two Kanaloa Class Con-Ro Vessels	$25.6	$41.7	$199.5	$186.0	$58.2

Total New Vessel Progress Payments	$80.6	$200.8	$353.6	$194.4	$58.2

10.    How does Matson expect to finance the Kanaloa Class vessels? Does the company expect to use the Capital Construction Fund Program for the Kanaloa Vessels?

Matson expects to finance the Kanaloa Class vessels primarily through cash flows from operations, borrowing available under the Company’s unsecured revolving credit facility and additional debt financings, which could include U.S. Government guaranteed vessel finance bonds (Title XI).  In addition, Matson intends to utilize the Capital Construction Fund (“CCF”) program as part of its funding strategy for the Kanaloa Class, which will allow the Company to benefit from lower cash tax payments in the years in which we make deposits to the CCF.  (see Note 7 of the consolidated financial statements in the Company’s 2015 Form 10-K filed on February 26, 2016 for additional information about the CCF)

11.    What are the expectations for the Company’s balance sheet leverage ratio between now and delivery?

The Company expects its Debt/EBITDA ratio (disclosed at 1.8x pro forma for the Span Acquisition on August 2, 2016) to increase above its long-term targeted level of the “low 2x’s” during the new vessel construction period. However, following the delivery of the second Kanaloa Class Con-Ro vessel in mid-2020, the Company does not expect to order additional new vessels for any of its existing tradelanes for at least five years thereafter, during which time the Company expects its Debt/EBITDA ratio will decline to or below its long-term targeted level. (see Appendix for non-GAAP measures reconciliation)

12.    What impact is the Kanaloa Class investment expected to have on Matson’s capital allocation strategy during the vessel construction period?

The Company’s maintenance capital spending is expected to remain in the range of $40 to $50 million per year on average for the fiscal years 2017 to 2020.  The Company expects to maintain its approach to quarterly dividend throughout the new vessel construction period.  On share repurchases, the Company expects to take a slower pace for its remaining approximately 1.9 million shares authorized for repurchase than the pace executed since the inception of the program on November 4, 2015.

Forward-Looking Statements

Certain information set forth in this communication, including vessel delivery dates, financial results, increased fleet efficiency, fleet deployment, future vessel replacement expectations, financings, and anticipated long-term borrowing levels and capital allocation strategies, constitutes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These estimates, expectations and statements are based upon the current beliefs and expectations of the management of Matson and are subject to risks and uncertainties that could cause actual results to differ materially from those expected in or suggested by such statements, including but not limited to risks and uncertainties relating to: the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement for the Kanaloa Class vessel construction; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes;  regional, national and international economic conditions; changes in general economic and/or industry-specific conditions; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This communication should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

Appendix – Non-GAAP Measures

Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”), and Net Debt/EBITDA.

Pro Forma Capitalization as of 6/30/16
		SPAN	Private Placement
($ in millions)	MATX	Transaction (3)	Financing (2)	Pro Forma
Revolving Credit Facility	$44.0	$202.6	($200.0)	$46.6
Term Loans	$359.3		$200.0	$559.3
Title XI Bonds	$57.2			$57.2
Capital Leases	$2.3	$1.3		$3.6
Total Debt	$462.8			$666.7
Less: Cash and Cash Equivalents	$19.2	$0.0	$0.0	$19.2
Net Debt	$443.6			$647.5

LTM EBITDA (Before Horizon Acquisition SG&A and Molasses Settlement) (1)	$355.3	$21.0		$376.3
Net Debt / EBITDA (Before Horizon Acquisition SG&A and Molasses Settlement) (1)	1.2x			1.7x
Debt / EBITDA (Before Horizon Acquisition SG&A and Molasses Settlement) (1)	1.3x			1.8x

(1) Based on Matson's LTM EBITDA (before Horizon acquisition related SG&A and Molasses Settlement) as of June 30, 2016 and current estimated annual run-rate EBITDA for SPAN

(2) Excludes private placement transaction fees

(3) Purchase price of $197.6 million plus estimated one-time pre-tax transaction closing and integration costs of approximately $5.0 million

EBITDA (before Horizon Acquisition SG&A and Molasses Settlement) RECONCILIATION (In millions)	Last Twelve Months Ended 6/30/16
Net Income	$104.2
Add: Income tax expense	63.2
Add: Interest expense	21.0
Add: Depreciation and amortization	94.8
Add: Dry-dock amortization	29.2
EBITDA	$312.4
Add: Horizon Acquisition related SG&A in excess of run-rate target	29.6
Add: Molasses Settlement	13.3
EBITDA (before Horizon Acquisition SG&A and Molasses Settlement)	$355.3